Exhibit 2.2

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT is made as of May 7, 2001 by and among Tech-Creations, Inc., a Delaware corporation ("Tech"), iJoin, Inc., a Delaware corporation ("iJoin"), and IJC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Tech ("Tech Sub"). Tech, iJoin and Tech Sub are referred to collectively herein as the "Parties."

     WHEREAS, the undersigned are the only parties to that certain Agreement and Plan of Merger dated as of April 24, 2001, among Tech, iJoin and the Tech Sub (as amended from time to time, the "Agreement"); and

     WHEREAS, the parties wish to amend the Agreement to modify and clarify certain provisions of the Agreement, as provided herein.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree:

     1. Section 2.06(a) and (c) of the Agreement is amended [italics] to provide for the issuance of Series A Special Voting Preferred Stock by Tech for and in exchange of the issued and outstanding shares of Special Voting Stock of iJoin, and shall read in its entirety as follows:

     "Section 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Tech, Tech Sub or iJoin:

          (a) Every five (5) shares of iJoin Stock (the "iJoin Stock") issued and outstanding, other than Dissenting Stock or shares of iJoin Stock held in treasury, as of the Effective Time, shall automatically be converted into the right, subject to Sections 2.07(e) hereof, to receive one (i) fully paid, non assessable share of the Tech Common Stock (the "Exchange Ratio"). Every share of iJoin special voting stock (the "iJoin Special Voting Stock") issued and outstanding, as of the Effective Time, shall automatically be converted into the right, subject to Sections 2.07(e) hereof, to receive one (1) fully paid, non assessable share of the Tech Series "A" Special Voting Preferred Stock (the "Tech Series A Preferred"), having the rights and privileges set forth in the Certificate of Designation authorizing the same.

                                      * * *

          (c) From and after the Effective Time, all shares of iJoin Stock and iJoin Special Voting Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right, subject to Section 2.07(e) hereof, to be exchanged for that number of shares of Tech Common Stock or Tech Series A Preferred into which such shares of iJoin Stock and iJoin Special Voting Stock were converted in the Merger, upon surrender of the certificate(s) representing such shares in accordance with Section 2.07. Certificates previously representing shares of iJoin Stock shall be exchanged for the number of shares of Tech Common Stock determined by the Exchange Ratio and the number of Tech Series A Preferred as determined pursuant to this
     Section 2.06, as applicable, upon the surrender of such certificates in accordance with the provisions of Section 2.07, without interest."

     2. Section 2.07 of the Agreement is amended [italics] to provide for the issuance of Series A Special Voting Preferred Stock by Tech for and in exchange of the issued and outstanding shares of Special Voting Stock of iJoin, and shall read in its entirety as follows:

     "Section 2.07. Exchange of Certificates.

          (a) Exchange Procedures. At the Closing, each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented issued and outstanding shares of iJoin Stock and iJoin Special Voting Stock shall tender such Certificates, together with stock powers, to Tech or its designated transfer or exchange agent. Upon surrender of a Certificate for cancellation to Tech, together with such duly executed stock power, the holder of such Certificate shall be entitled to receive in exchange therefor the shares of Tech Common Stock or Tech Series A Preferred, as applicable, which such holder has the right to receive in respect of the shares of iJoin Stock or iJoin Special Voting Stock formerly represented by such Certificates, together with any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(b). The surrendered Certificates shall then be marked canceled. In the event of a transfer of ownership of shares of iJoin Stock or iJoin Special Voting Stock which is not registered in the transfer records of iJoin, the shares of Tech Common Stock or Tech Series A Preferred may be issued in accordance with this Article 2 to the transferee if the Certificates representing such shares of iJoin Stock or iJoin Special Voting Stock, as applicable, are presented to Tech, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.07(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the number of shares of Tech Common Stock determined by the Exchange Ratio or the number of shares of Tech Series A Preferred pursuant to Section 2.06 hereof, as the case may be, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(b).

          (b) Distributions with Respect to Unexchanged Shares of Tech Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Tech Common Stock or Tech Series A Preferred with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Tech Common Stock or Tech Series A Preferred evidenced thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, in addition to the shares of Tech Common Stock or Tech Series A Preferred as provided in Section 2.07(a), without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Tech Common Stock or Tech Series A Preferred evidenced by such Certificate. There shall be paid to the holder of the certificates representing whole shares of Tech Common Stock or Tech Series A Preferred issued in exchange therefor, without interest: (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Tech Common Stock or Tech Series A Preferred, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Tech Common Stock or Tech Series A Preferred, as the case may be.

          (c) No Further Rights in iJoin Shares. The shares of Tech Common Stock issued or paid upon conversion of the shares of iJoin Stock in accordance with the terms hereof (including any cash paid or other distributions pursuant to Sections 2.07(b)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of iJoin Stock. The shares of Tech Series A Preferred issued or paid upon conversion of the shares of iJoin Special Voting

     Stock in accordance with the terms hereof (including any cash paid or other distributions pursuant to Sections 2.07(b)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of iJoin Special Voting Stock.

          (d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the iJoin stockholder claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such iJoin stockholder of a bond in such reasonable amount as the Surviving
     Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Tech will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of Tech Common Stock determined by the Exchange Ratio or the number of shares of Tech Series A Preferred as provided in Section 2.06 hereof, as the case may be, and unpaid dividends and distributions on the shares of Tech Common Stock or Tech Series A Preferred deliverable in respect thereof pursuant to this Agreement.

          (e) No Fractional Shares. No certificates or scrip evidencing fractional shares of Tech Common Stock or Tech Series A Preferred shall be issued upon the surrender for exchange of Certificates, but in lieu thereof each stockholder of iJoin who would otherwise be entitled to receive a fraction of a share of Tech Common Stock and/or Tech Series A Preferred, after aggregating all fractional shares of Tech Common Stock and/or Tech Series A Preferred which such holder would be entitled to receive under
     Section 2.06, shall receive the next larger number of whole shares of Tech Common Stock and/or Tech Series A Preferred to which such holder would otherwise be entitled."

     3. Section 2.08 of the Agreement is amended [italics] to provide for the issuance of Series A Special Voting Preferred Stock by Tech for and in exchange of the issued and outstanding shares of Special Voting Stock of iJoin, and shall read in its entirety as follows:

     "Section 2.08. Stock Transfer Books. At the Effective Time, the stock transfer books of iJoin shall be closed and there shall be no further registration of transfers of shares of iJoin Stock thereafter on the records of iJoin. On or after the Effective Time, any Certificates presented to Tech for any reason shall be converted into the number of shares of Tech Common Stock determined by the Exchange Ratio and the number of shares of Tech Series A Preferred as provided in Section 2.06 hereof, as the case may be, and any dividends or other distributions to which they are entitled pursuant to Section 2.07(b) in accordance with the terms of this Agreement."

     4. Section 3.03 of the Agreement is amended [italics] to provide (i) for the authorization and issuance of shares of Special Voting Stock by iJoin and
(ii) for an additional 100,000 shares of iJoin Stock underlying options having been previously granted by the Company, and shall read in its entirety as follows:

     "Section 3.03. Capitalization. iJoin's authorized capital stock consists of 25,000,000 shares of common stock ("iJoin Stock"), 2 shares of special voting stock (the "iJoin Special Voting Stock") and 15,000,000 shares of preferred stock ("iJoin Preferred"), as set forth on Section 3.03 (a) of the iJoin Disclosure Schedule, which as of April 24, 2001: (i) 1,265,702 shares of iJoin Stock are issued and outstanding, (ii) 2 shares of iJoin Special Voting Stock and (iii) 4,000,000 shares of Series A iJoin Preferred are issued and outstanding, 1,500,000 shares of Series B iJoin Preferred are issued and outstanding and 3,574,000 shares of Series C iJoin Preferred are issued and outstanding. Each share of iJoin Preferred is convertible into a share of common stock, on a 1:1 basis. No iJoin Shares are held in treasury. All of the issued and outstanding shares of iJoin Stock and iJoin Preferred have been duly authorized, are validly issued, fully paid, and non-assessable. Except as set forth in Section 3.03(b) of the iJoin Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require iJoin to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to iJoin. Except as set forth in
Section 3.03(b) of the iJoin Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of iJoin. iJoin has reserved 4,357,200 shares of iJoin Stock for issuance pursuant to the exercise or exchange, as applicable, of outstanding options, warrants and exchangeable shares and 9,074,000 shares of iJoin Stock for issuance pursuant to the conversion of outstanding iJoin Preferred, as more particularly listed in Section 3.03(b) of the iJoin Disclosure Schedule. Section 3.03(b) of the iJoin Disclosure Schedule shall set forth the date of grant, exercise price, number of shares of iJoin Common Stock exercisable for and the expiration date for each outstanding option and warrant of iJoin. Section 3.03(b) of the iJoin Disclosure Schedule shall also set forth each outstanding option, warrant and other convertible security of iJoin that is subject to registration rights.

     5. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

     6. The Agreement, as so amended by this Amendment, remains in full force and effect.

     7. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

                                          TECH-CREATIONS, INC.



                                          By:/s/WILLIAM H. RAGSDALE
                                             ---------------------------
                                             William H. Ragsdale, President


                                          IJOIN, INC.




                                          By:/s/BOB BAGGA
                                             ---------------------------
                                             Bob Bagga, Chief Executive Officer


                                          IJC ACQUISITION CORP.




                                          By:/s/WILLIAM H. RAGSDALE
                                             ---------------------------
                                             William H. Ragsdale, President